Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 26, 2010, pursuant to the terms of: (i) the Agreement and Plan of Merger dated as of August 3, 2009 among PepsiCo, Inc. (“PepsiCo”), The Pepsi Bottling Group, Inc. (“PBG”) and Pepsi-Cola Metropolitan Bottling Company, Inc., a direct wholly-owned subsidiary of PepsiCo (“Metro”) (the “PBG Merger Agreement”); and (ii) the Agreement and Plan of Merger dated as of August 3, 2009 among PepsiCo, PepsiAmericas, Inc. (“PAS”) and Metro (the “PAS Merger Agreement” and, together with the PBG Merger Agreement, the “Merger Agreements”), PBG and PAS merged with and into Metro, with Metro continuing as the surviving corporation and a wholly-owned subsidiary of PepsiCo. The PBG merger and the PAS merger are referred to collectively as the “mergers.”

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the mergers and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements and notes thereto of PepsiCo, PBG and PAS and should be read in conjunction with the:

•	historical financial statements and the accompanying notes of PepsiCo included in PepsiCo’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009;

•	historical financial statements and the accompanying notes of PBG included in PBG’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009; and

•	historical financial statements and the accompanying notes of PAS included in PAS’ Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the mergers, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results of PepsiCo, PBG and PAS. The following unaudited pro forma condensed combined statement of income has been prepared assuming the mergers had been completed on December 28, 2008, the first day of PepsiCo’s 2009 fiscal year. The unaudited pro forma condensed combined balance sheet has been computed assuming the mergers had been completed on December 26, 2009, the last day of PepsiCo’s 2009 fiscal year. The unaudited pro forma condensed combined financial information has been adjusted with respect to certain aspects of the mergers to reflect:

•	the consummation of the mergers;

•	the elimination of related party transactions between PepsiCo and PBG;

•	the elimination of related party transactions between PepsiCo and PAS;

•

changes in assets and liabilities (as disclosed in more detail below) to record their preliminary estimated fair values at the date of the closing of the mergers and changes in certain expenses resulting therefrom; and

•	additional indebtedness, including, but not limited to, debt issuance costs and interest expense, incurred in connection with the mergers.

The unaudited pro forma condensed combined financial information was prepared in accordance with the acquisition method of accounting under existing United States generally accepted accounting principles, or GAAP standards, and the regulations of the United States Securities and Exchange Commission (SEC), and is not necessarily indicative of the financial position or results of operations that would have occurred if the mergers had been completed on the dates indicated, nor is it indicative of the consolidated future operating results or financial position of PepsiCo. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the unaudited pro forma condensed combined financial information. The accounting for the mergers is dependent upon certain valuations and other studies that have not yet progressed to a stage where there is sufficient information for a definitive measurement. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based upon preliminary estimates, the final amounts recorded for the mergers may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

The unaudited pro forma condensed combined statement of income does not reflect future events that may occur after the mergers, including, but not limited to, the anticipated realization of ongoing savings from operating synergies. It also does not give effect to certain one-time charges PepsiCo expects to incur in connection with the mergers, including, but not limited to, charges that are expected to achieve ongoing cost savings and synergies. The mergers are expected to create pre-tax synergies of approximately $125 million to $150 million in 2010 and approximately $400 million annually once fully implemented by 2012. The initial synergies are due principally to greater cost efficiencies, but later years are a balance of cost savings and new revenue-generating opportunities. PepsiCo expects that synergies will be reinvested in high-growth emerging markets, global research and development, and new operating capabilities.

In addition, the unaudited pro forma condensed combined statement of income excludes an estimated gain resulting from remeasuring PepsiCo’s previously held equity interests in PBG and PAS, and certain of their affiliates, from book value to fair value. This estimated gain is reflected as a pro forma adjustment to goodwill and retained earnings in the unaudited pro forma condensed combined balance sheet. See Note 11.

PEPSICO, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the year ended December 26, 2009

(in millions except per share amounts)

	PepsiCo	PBG(2)	PBG Pro Forma Adjustments		PAS(2)	PAS Pro Forma Adjustments		Pro Forma Combined PepsiCo, PBG and PAS
Net Revenue	$43,232	$13,219	$(2,406)	(2, 12)	$4,421	$(995)	(12)	$57,471
Cost of sales	20,099	7,379	(2,480)	(2, 11, 12)	2,654	(1,009)	(11, 12)	26,643
Selling, general and administrative expenses	15,026	4,778	(105)	(2, 4, 7, 9, 11, 12)	1,417	(50)	(2, 7, 9, 11, 12)	21,066
Amortization of intangible assets	63	10	53	(5)	7	7	(5)	140

Operating Profit	8,044	1,052	126		343	57		9,622
Bottling equity income	365	—	(260)	(11)	—	(76)	(11)	29
Interest expense, net	(330)	(303)	19	(8)	(66)	4	(8)	(676)

Income before income taxes	8,079	749	(115)		277	(15)		8,975
Provision for income taxes	2,100	43	(40)		99	(5)		2,197

Net Income	5,979	706	(75)		178	(10)		6,778
Less: Net income attributable to noncontrolling interests	33	94	(101)	(11)	(3)	3	(11)	26

Net Income/(Loss) Attributable to PepsiCo/PBG/PAS	$5,946	$612	$26		$181	$(13)		$6,752

Net Income Attributable to PepsiCo/PBG/PAS per Common Share
Basic	$3.81	$2.84			$1.49			$4.16
Diluted	$3.77	$2.77			$1.46			$4.09
Weighted-Average Common Shares
Basic	1,558	216			122			1,625
Diluted	1,577	221			124			1,649

See “Notes to the Unaudited Pro Forma Condensed Combined Financial Information.”

PEPSICO, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 26, 2009

(in millions)

	PepsiCo	PBG(2)	PBG Pro Forma Adjustments		PAS(2)	PAS Pro Forma Adjustments		Pro Forma Combined PepsiCo, PBG and PAS
Assets
Current Assets
Cash and cash equivalents	$3,943	$907	$(109)	(2,4,8)	$194	$(58)	(2,4,8)	$4,877
Short-term investments	192	—	—		—	—		192
Accounts and notes receivable, net	4,624	1,491	(334)	(12)	414	(74)	(12)	6,121
Inventories	2,618	600	149	(6, 12)	197	37	(6, 12)	3,601
Prepaid expenses and other current assets	1,194	414	—		147	—		1,755

Total Current Assets	12,571	3,412	(294)		952	(95)		16,546
Property, Plant and Equipment, net	12,671	3,899	1,118	(7)	1,277	274	(7)	19,239
Amortizable Intangible Assets, net	841	91	861	(5)	46	221	(5)	2,060
Goodwill	6,534	1,506	3,253	(4)	2,182	(419)	(4)	13,056
Other Nonamortizable Intangible Assets	1,782	3,850	2,536	(5)	432	2,836	(5)	11,436

Nonamortizable Intangible Assets	8,316	5,356	5,789		2,614	2,417		24,492
Investments in Noncontrolled Affiliates	4,484	627	(2,581)	(11)	—	(1,272)	(11)	1,258
Other Assets	965	185	(62)	(8)	204	5	(8)	1,297

Total Assets	$39,848	$13,570	$4,831		$5,093	$1,550		$64,892

Continued on next page.

PEPSICO, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (continued)

As of December 26, 2009

(in millions)

	PepsiCo	PBG(2)	PBG Pro Forma Adjustments		PAS(2)	PAS Pro Forma Adjustments		Pro Forma Combined PepsiCo, PBG and PAS
Liabilities and Equity
Current Liabilities
Short-term obligations	$464	$203	$—		$141	$—		$808
Accounts payable and other current liabilities	8,292	1,762	(334)	(12)	528	(74)	(12)	10,174

Total Current Liabilities	8,756	1,965	(334)		669	(74)		10,982
Long-term Debt Obligations	7,400	5,449	3,364	(8)	1,991	1,170	(8)	19,374
Other Liabilities	5,591	1,162	203	(9)	229	28	(9)	7,213
Deferred Income Taxes	659	1,285	1,415	(10, 11)	274	859	(10, 11)	4,492

Total Liabilities	22,406	9,861	4,648		3,163	1,983		42,061
Preferred Stock	41	—	—		—	—		41
Repurchased Preferred Stock	(145)	—	—		—	—		(145)
PepsiCo/PBG/PAS Common Shareholders’ Equity
Common Stock and Capital in excess of par value	280	1,864	1,525	(4,11)	1,296	(176)	(4)	4,789
Retained earnings	33,805	3,585	(2,915)	(2,4,11)	940	(762)	(2,4,11)	34,653
Accumulated other comprehensive loss	(3,794)	(596)	795	(4,11)	(161)	362	(4,11)	(3,394)
Less: repurchased common stock, at cost	(13,383)	(2,436)	2,436	(4)	(343)	343	(4)	(13,383)

Total PepsiCo/PBG/PAS Common Shareholders’ Equity	16,908	2,417	1,841		1,732	(233)		22,665
Noncontrolling Interests	638	1,292	(1,658)	(11)	198	(200)	(11)	270

Total Equity	17,442	3,709	183		1,930	(433)		22,831

Total Liabilities and Equity	$39,848	$13,570	$4,831		$5,093	$1,550		$64,892

See “Notes to the Unaudited Pro Forma Condensed Combined Financial Information.”

PEPSICO, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1)	Description of Mergers

On February 26, 2010, PepsiCo announced that pursuant to the terms of the Merger Agreements, PBG and PAS merged with and into Metro, with Metro continuing as the surviving corporation and a wholly-owned subsidiary of PepsiCo.

Under the terms of the Merger Agreements: (i) each outstanding share of common stock of PBG not held by Metro, PepsiCo or a subsidiary of PepsiCo or held by PBG as treasury stock (each, a “PBG Share”) was canceled and converted into the right to receive, at the holder’s election, either 0.6432 shares of common stock of PepsiCo (the “PBG Per Share Stock Consideration”) or $36.50 in cash, without interest (the “PBG Cash Election Price”), subject to proration provisions which provide that an aggregate 50% of such outstanding PBG Shares were converted into the right to receive common stock of PepsiCo and an aggregate 50% of such outstanding PBG Shares were converted into the right to receive cash and each PBG Share and share of Class B common stock of PBG held by Metro, PepsiCo or a subsidiary of PepsiCo was canceled or converted into the right to receive 0.6432 shares of common stock of PepsiCo; and (ii) each outstanding share of common stock of PAS not held by Metro, PepsiCo or a subsidiary of PepsiCo or held by PAS as treasury stock (each, a “PAS Share”) was canceled and converted into the right to receive, at the holder’s election, either 0.5022 shares of common stock of PepsiCo (the “PAS Per Share Stock Consideration”) or $28.50 in cash, without interest (the “PAS Cash Election Price”), subject to proration provisions which provide that an aggregate 50% of such outstanding PAS Shares were converted into the right to receive common stock of PepsiCo and an aggregate 50% of such outstanding PAS Shares were converted into the right to receive cash and each PAS Share held by Metro, PepsiCo or a subsidiary of PepsiCo was canceled or converted into the right to receive 0.5022 shares of common stock of PepsiCo.

In connection with the mergers of PBG and PAS, PepsiCo issued an aggregate of approximately 49.2 million shares of common stock of PepsiCo and paid an aggregate of approximately $2.8 billion to former PBG stockholders (other than PepsiCo and its subsidiaries) in exchange for their PBG Shares, and PepsiCo issued an aggregate of approximately 17.8 million shares of common stock of PepsiCo and paid an aggregate of approximately $1.0 billion to former PAS stockholders (other than PepsiCo and its subsidiaries) in exchange for their PAS Shares. PepsiCo issued an aggregate of approximately 5.7 million shares of common stock of PepsiCo to certain of its subsidiaries in exchange for their shares of common stock and Class B common stock of PBG and approximately 10.2 million shares of common stock of PepsiCo to certain of its subsidiaries in exchange for their shares of common stock of PAS. The issuance of common stock of PepsiCo to certain of its subsidiaries had no impact on the unaudited pro forma condensed combined financial information.

Each PBG or PAS stock option was converted into an adjusted PepsiCo stock option to acquire a number of shares of PepsiCo common stock, determined by multiplying the number of shares of PBG or PAS common stock subject to the PBG or PAS stock option by an exchange ratio (the “Closing Exchange Ratio”) equal to the closing price of a share of PBG or PAS common stock on the business day immediately before the mergers divided by the closing price of a share of PepsiCo common stock on the business day immediately before the mergers. The exercise price per share of PepsiCo common stock subject to the adjusted PepsiCo stock option is equal to the per share exercise price of PBG or PAS stock option divided by the Closing Exchange Ratio. For purposes of the unaudited pro forma condensed combined financial information at December 26, 2009, PBG’s outstanding stock options of 21.9 million immediately prior to completion of the mergers were converted into 13.4 million PepsiCo stock options and PAS’ outstanding stock options of 0.8 million immediately prior to the completion of the mergers were converted into 0.4 million PepsiCo stock options.

Each PBG restricted stock unit (RSU) was adjusted so that its holder is entitled to receive, upon settlement, a number of shares of PepsiCo common stock equal to the number of shares of PBG common stock subject to the PBG RSU multiplied by the PBG Per Share Stock Consideration. PBG performance-based RSUs were converted into PepsiCo RSUs based on 100% target achievement, and, following conversion, remain subject to continued service of the holder. Each PBG RSU held by a non-employee director was vested and canceled at the merger date, and, in exchange for cancellation of the PBG RSU, the holder received the PBG Per Share Stock Consideration for each share of PBG common stock subject to the PBG RSU. For purposes of the unaudited pro forma condensed combined financial information at December 26, 2009, PBG’s outstanding 4.2 million of RSUs immediately prior to completion of the mergers were converted into 2.7 million of PepsiCo RSUs.

Each cash-settled PAS RSU was canceled in exchange for a cash payment equal to the closing price of a share of PAS common stock on the business day immediately before the closing of the PAS merger for each share of PAS common stock subject to each PAS RSU. Each PAS restricted share was converted into either the PAS Per Share Stock Consideration or the PAS Cash Election Price, at the election of the holder, with the same proration procedures applicable to PAS stockholders described above. Immediately prior to the mergers, PAS had 0.4 million unvested RSUs and 3.1 million restricted shares.

Pursuant to the terms of PBG’s executive retention arrangements, PBG equity awards granted to certain executives prior to the PBG merger vest immediately upon a qualifying termination of the executive’s employment except for certain PBG executives whose equity awards vested immediately at the effective time of the PBG merger pursuant to the terms of PepsiCo’s executive retention agreements. Each PAS equity award granted prior to the PAS merger vested immediately at the effective time of the PAS merger pursuant to the original terms of the awards.

The unaudited pro forma combined basic and diluted net income attributable to PepsiCo per common share for the periods presented are based on the combined basic and diluted weighted-average shares. The historical basic and diluted weighted-average shares of PBG and PAS were assumed to be replaced by the shares issued by PepsiCo to complete the mergers. The impact to the weighted-average common shares based on the issuance of PepsiCo stock as part of consideration in the mergers, as well as the net issuance of PepsiCo stock options and restricted stock units in exchange for PBG and PAS stock options and restricted stock units, is reflected in the unaudited pro forma condensed combined financial information using the treasury stock method.

2)	Basis of Presentation

The mergers are reflected in the unaudited pro forma condensed combined financial information as being accounted for under the acquisition method in accordance with Financial Accounting Standards Board (FASB) guidance on accounting for business combinations. Under the acquisition method, the total purchase price is calculated as described in Note 4 to the unaudited pro forma condensed combined financial information. In accordance with FASB guidance on accounting for business combinations, the assets acquired and the liabilities assumed have been measured at fair value based on various preliminary estimates. These estimates are based on key assumptions of the mergers, including prior acquisition experience, benchmarking of similar acquisitions and historical data. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded for the assets acquired and liabilities assumed in connection with the mergers may differ materially from the information presented. These estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed. In addition, the final determination of the recognition and measurement of the identifiable assets acquired and liabilities assumed will be based on an estimate of the fair market value of actual net tangible and intangible assets and liabilities of PBG and PAS at February 26, 2010.

In accordance with FASB guidance on accounting for business combinations, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total merger-related transaction costs incurred by PepsiCo are approximately $160 million ($119 million related to PBG and $41 million related to PAS). Of the $160 million of total costs, $50 million ($37 million related to PBG and $13 million related to PAS) has been incurred through December 26, 2009 and has been removed from the unaudited pro forma condensed combined statement of income as they reflect non-recurring charges directly related to the mergers. The remaining $110 million ($82 million related to PBG and $28 million related to PAS) of anticipated costs are reflected in the unaudited pro forma condensed combined balance sheet as a reduction of cash and retained earnings. Similarly, merger-related transaction costs of $40 million incurred by PBG through December 26, 2009 and merger-related transaction costs of $6 million incurred by PAS through January 2, 2010 have been removed from the unaudited pro forma condensed combined statement of income.

The unaudited pro forma condensed combined financial information does not reflect ongoing cost savings or synergies that PepsiCo expects to achieve as a result of the mergers or the costs necessary to achieve these costs savings or synergies. The mergers are expected to create pre-tax synergies of approximately $125 million to $150 million in 2010 and approximately $400 million annually once fully implemented by 2012. The initial synergies are due principally to greater cost efficiencies, but later years are a balance of cost savings and new revenue-generating opportunities. PepsiCo expects that synergies will be reinvested in high-growth emerging markets, global research and development, and new operating capabilities.

For purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma condensed combined financial information, PepsiCo has applied FASB guidance on fair value measurements, which establishes a framework for measuring fair value. In accordance with FASB guidance on fair value measurements, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

The historical balance sheets of both PepsiCo and PBG used to create the unaudited pro forma condensed combined balance sheet are as of December 26, 2009, the last day of PepsiCo’s and PBG’s 2009 fiscal year. PepsiCo’s and PBG’s results are based on a fiscal year that ends on the last Saturday of each December. The historical statements of income of PepsiCo and PBG used to create the unaudited pro forma condensed combined statement of income are for the fiscal year ended December 26, 2009.

The historical balance sheet of PAS used to create the unaudited pro forma condensed combined balance sheet is as of January 2, 2010, the last day of PAS’ 2009 fiscal year. PAS’ results are based on a fiscal year that consists of 52 or 53 weeks ending on the Saturday closest to December 31. The historical statement of income of PAS used to create the unaudited pro forma condensed combined statement of income is for the fiscal year ended January 2, 2010. While PAS’ reporting calendar differs from PepsiCo’s and PBG’s, the impact of these calendar differences is not material to the unaudited pro forma condensed combined financial information.

Certain reclassifications have been made to the historical presentation of PBG and PAS to conform to the presentation used in the unaudited pro forma condensed combined statement of income. PBG’s purchases of Frito-Lay snack food products and subsequent third-party sales in Russia are reflected in selling, general and administrative expenses within PBG’s historical statement of income. For the unaudited pro forma condensed combined statement of income, these transactions have been reclassified to reflect $403 million of net revenue and $350 million of cost of sales, consistent with PepsiCo’s financial statement presentation of similar transactions. Further review of PBG’s and PAS’ financial statements may result in required revisions to PBG’s and PAS’ classifications to conform to PepsiCo’s. PepsiCo does not expect that any such revisions would be material.

Tabular dollars are presented in millions, except per share amounts.

3)	Significant Accounting Policies

Based upon PepsiCo’s review of PBG’s and PAS’ summary of significant accounting policies disclosed in PBG’s and PAS’ financial statements and discussions with PBG and PAS management, the nature and amount of any adjustments to the historical financial statements of PBG and PAS to conform their accounting policies to those of PepsiCo are not expected to be material. Further review of PBG’s and PAS’ accounting policies and financial statements may result in required revisions to PBG’s and PAS’ policies and classifications to conform to PepsiCo’s.

4)	Purchase Price and Resulting Adjustment to Goodwill

The computation of the purchase price, excess of purchase price over the net tangible book value of net assets acquired and the resulting net adjustment to goodwill as of December 26, 2009 are as follows:

	PBG		PAS		PBG + PAS
	Number of Shares/ Awards Issued	Total Estimated Fair Value	Number of Shares/ Awards Issued	Total Estimated Fair Value	Total Estimated Fair Value
Payment in cash, for the remaining (not owned by PepsiCo and its subsidiaries) outstanding shares of PBG and PAS common stock and equity awards vested at consummation of merger (Note 1)	—	$2,793	—	$1,020 (a)	$3,813 (a)
Payment to PBG and PAS of shares of PepsiCo common stock for the remaining (not owned by PepsiCo and its subsidiaries) outstanding shares of PBG and PAS common stock and equity awards vested at consummation of merger (see Note 1)	49	3,066	18	1,109 (b)	4,175 (b)
Issuance of PepsiCo equity awards to replace existing PBG and PAS equity awards (Note 1)	16	265 (c)	—	11	276 (c)

Total purchase price	65	$6,124	18	$2,140	$8,264

Net book value of net assets		$3,709		$1,930	$5,639
Less: PepsiCo equity investments in PBG and PAS		(2,462)		(1,203)	(3,665)
Less: Surviving postcombination noncontrolling interests		(23)		2	(21)
Less: Elimination of profit in inventory (Note 12)		(171)		(36)	(207)
Less: Transaction costs to be incurred by acquiree		(14)		(25)	(39)

Net book value of net assets acquired		1,039		668	1,707
Less: Goodwill acquired		(1,506)		(2,182)	(3,688)
Less: Intangible assets acquired (Note 5)		(3,941)		(478)	(4,419)

Net tangible book value of net assets acquired		(4,408)		(1,992)	(6,400)

Purchase price less net tangible book value of net assets acquired		10,532		4,132	14,664
Adjustments to goodwill related to:
Identifiable intangible assets (Note 5)		(7,338)		(3,535)	(10,873)
Inventory (Note 6)		(320)		(73)	(393)
Property, plant and equipment (Note 7)		(1,118)		(274)	(1,392)
Debt obligations (Note 8)		656		150	806
Unfunded pension and post-retirement status (Note 9)		203		28	231
Deferred income taxes (Note 10)		1,392		1,129	2,521
Estimated gain on previously held equity interests (Note 11)		752		206	958

Total adjustments		(5,773)		(2,369)	(8,142)

Gross adjustment to goodwill		4,759		1,763	6,522
Less: Goodwill acquired		(1,506)		(2,182)	(3,688)

Net adjustment to goodwill		$3,253		$(419)	$2,834

(a)	Includes $55 million of PAS equity awards for which vesting accelerated upon consummation of the PAS merger.
(b)	Includes $49 million of PAS equity awards for which vesting accelerated upon consummation of the PAS merger.

(c)	Excludes $121 million (pre-tax) of unvested PBG equity awards to be recognized in PepsiCo’s postcombination financial statements over the remaining lives of the awards, approximately 2 years. Incremental compensation expense of $35 million has been included as an adjustment within selling, general and administrative expenses to the unaudited pro forma condensed combined statement of income for the fiscal year ended December 26, 2009.

PepsiCo’s actual stock price on February 25, 2010 (the last trading day prior to the closing of the mergers) was used to determine the value of stock, stock options and RSUs issued as consideration in connection with the mergers, and thus used to calculate the actual purchase price.

Each PBG or PAS share award was converted as described in Note 1 “Description of Mergers.” In accordance with FASB guidance on accounting for business combinations, the fair value of replacement awards and cash payments made to settle vested awards attributed to precombination service was included in the consideration transferred. The fair value of PBG or PAS share awards, which immediately vested at the effective date of the mergers, has been attributed to precombination service and included in the consideration transferred. For unvested PBG share awards converted at the effective date of the PBG merger, the fair value of the awards attributable to precombination services was included as part of consideration transferred and the fair value attributable to postcombination services will be recorded as compensation expense in the postcombination financial statements of the combined entity.

For the purpose of preparing the unaudited pro forma condensed combined financial information, the assets acquired and liabilities assumed in the mergers have been measured at their estimated fair values as of February 26, 2010. The accounting for the mergers is dependent upon certain valuations and other studies that have not yet progressed to a stage where there is sufficient information for a definitive measurement. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based upon preliminary estimates, the final amounts recorded for the mergers may differ materially from the information presented. Accordingly, the fair value of the assets and liabilities included in the table above are preliminary and subject to change. A change in the fair value of the assets or liabilities acquired will change the amount of goodwill in the unaudited pro forma condensed combined financial information and may result in a change in expense or income.

In connection with the consummation of the mergers, the following historical common shareholders’ equity balances as of December 26, 2009 and January 2, 2010 for PBG and PAS, respectively, are eliminated in the unaudited pro forma condensed combined balance sheet as of December 26, 2009, as follows:

	PBG	PAS
Common stock and capital in excess of par value	$1,864	$1,296
Repurchased common stock	$(2,436)	$(343)
Retained earnings	$3,585	$940
Accumulated other comprehensive loss(a)	$(596)	$(161)

(a)	Includes pension- and postretirement-related accumulated other comprehensive loss separately identified in Note 9.

5)	Intangible Assets

For purposes of estimating the fair value of the assets acquired in the mergers, it is assumed that all assets will be used in a manner that represents their highest and best use. The favorable impact of buyer-specific synergies expected to be realized upon consummation of the mergers are excluded. The estimated fair values of the most significant acquired intangible assets are based on the amount and timing of projected future cash flows associated with the assets.

The preliminary estimates of fair values and weighted-average useful lives of the intangible assets will likely differ from the final estimates of fair value to be reflected in accounting for the mergers, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial information. The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors, including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors could result in a change to the estimated fair value of PBG’s and PAS’ intangible assets and/or to the estimated weighted-average useful lives from what is assumed in the unaudited pro forma condensed combined financial information. In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

Nonamortizable

In connection with the mergers, PepsiCo reacquired certain franchise rights which provide PBG and PAS with the exclusive and perpetual rights to manufacture and/or distribute beverages for sale in specified territories. A preliminary fair value estimate pertaining to reacquired franchise rights is noted in the table below. PepsiCo management took many factors into consideration in determining the life of certain reacquired franchise rights, including the existing perpetual bottling arrangements, the indefinite period expected for the reacquired rights to contribute to PepsiCo’s future cash flows, as well as the lack of any factors that would limit the useful life of the reacquired rights to PepsiCo, including legal, regulatory, contractual, competitive, economic or other factors. Therefore, certain reacquired franchise rights will not be amortized but instead will be tested for impairment at least annually.

Consistent with FASB guidance on accounting for goodwill and other intangible assets, the fair value of PBG’s and PAS’ assembled workforce and buyer-specific synergies has been included in goodwill.

On December 7, 2009, PepsiCo reached an agreement with Dr Pepper Snapple Group, Inc. (DPSG) to manufacture and distribute Dr Pepper and certain other DPSG products in the territories where they are currently sold by PBG and PAS. Under the terms of the agreement, DPSG received an upfront payment of $900 million upon closing of the mergers. Based upon the terms of the agreement, the contract has been deemed perpetual for accounting purposes and will not be amortized but instead will be tested for impairment at least annually. The unaudited pro forma condensed combined financial information includes the results attributable to the original contract since it has been part of the existing operations of PBG and PAS. However, the unaudited pro forma condensed combined financial information does not reflect the additional upfront payment, nor any related financing costs, as this agreement is independent of the mergers.

Amortizable

Certain reacquired and acquired franchise rights are amortizable over the remaining contractual period of the contract in which the right was granted. Preliminary fair value estimates for both definite-lived reacquired and acquired franchise rights and other amortizable intangible assets acquired, primarily consisting of customer relationships, are noted in the table below. Amortization related to the fair value of amortizable intangible assets is reflected as an adjustment to the unaudited pro forma condensed combined statement of income. The determination of the useful lives was based upon an evaluation of a number of factors, including contractual arrangements, market share, consumer awareness, historical acquisition experience and economic factors pertaining to the combined company.

PBG
	Estimated Fair Value	Weighted- Average Estimated Useful Life	Amortization Expense (52 Weeks)
Reacquired franchise rights – indefinite-lived	$5,353	Perpetual
Acquired franchise rights – indefinite-lived	1,033	Perpetual
Reacquired franchise rights – definite-lived	79	5 years	$21
Acquired franchise rights – definite-lived	699	42 years	33
Other – definite-lived	174	20 years	9

Total intangible assets acquired	$7,338		$63
Less: PBG’s historical intangible assets and amortization	(3,941)		(10)

Pro forma adjustments	$3,397		$53

PAS
	Estimated Fair Value	Weighted- Average Estimated Useful Life	Amortization Expense (52 Weeks)
Reacquired franchise rights – indefinite-lived	$3,112	Perpetual
Acquired franchise rights – indefinite-lived	156	Perpetual
Reacquired franchise rights – definite-lived	60	9 years	$7
Acquired franchise rights – definite-lived	177	49 years	5
Other – definite-lived	30	20 years	2

Total intangible assets acquired	$3,535		$14
Less: PAS’ historical intangible assets and amortization	(478)		(7)

Pro forma adjustments	$3,057		$7

6)	Inventories

Reflects an increase of $320 million and $73 million to record PBG’s and PAS’ inventory, respectively, at its estimated net realizable value. PepsiCo’s pro forma fair value adjustment to inventory is based on PBG’s and PAS’ inventory as of December 26, 2009 and January 2, 2010, respectively. PepsiCo believes that the fair value of inventory approximates net realizable value, which is defined as expected sales price less cost to sell plus a reasonable margin for selling effort. In addition, as PepsiCo sells the acquired inventory, its cost of sales will reflect the increased valuation of PBG’s and PAS’ inventory, which will temporarily reduce PepsiCo’s gross margin. This adjustment to gross margin is considered a non-recurring adjustment and as such is not included in the unaudited pro forma condensed combined statement of income.

7)	Property, Plant and Equipment

Reflects an increase of $1.1 billion and $0.3 billion to record PBG’s and PAS’ property, plant and equipment, respectively, at their respective estimated fair values. PepsiCo believes these amounts represent the best current estimates of fair value. The fair value of PBG’s and PAS’ property, plant, and equipment was estimated using the replacement cost method. Under the replacement cost method, fair value is estimated to be the amount a market participant would pay to replace the asset. The estimate is preliminary, subject to change and could vary materially from the actual adjustment. For each $100 million increase in fair value adjustment to property, plant and equipment, PepsiCo would expect an annual increase in depreciation expense approximating $8 million, assuming a weighted-average life of approximately 13 years.

Reflects a decrease in depreciation expense of $150 million for PBG and $33 million for PAS, respectively, for the fiscal year ended December 26, 2009, driven by an extension of the historical useful lives of PBG’s and PAS’ property, plant and equipment, partially offset by the impact of the fair value adjustments to their respective book values.

8)	Debt-Obligations and Commitments

In January 2010, PepsiCo issued $4.25 billion of fixed and floating rate notes (the “senior unsecured notes”). The issuance was comprised of $1.25 billion of floating rate senior unsecured notes maturing in 2011 (the “2011 Floating Rate Notes”), $1.0 billion of 3.10% senior unsecured notes maturing in 2015, $1.0 billion of 4.50% senior unsecured notes maturing in 2020 and $1.0 billion of 5.50% senior unsecured notes maturing in 2040. The 2011 Floating Rate Notes bear interest at a rate equal to the three-month London Inter-Bank Offered Rate (“LIBOR”) plus 3 basis points. PepsiCo used $3.8 billion of the net proceeds from this issuance to finance a portion of the purchase price for the mergers.

The pro forma adjustments in the table below reflect the debt incurred, at a weighted-average interest rate of 3.76%, to fund a portion of the purchase price for the mergers. The effect of a 0.125% change in interest rates on the portion of the 2011 Floating Rate Notes assumed in the unaudited pro forma condensed combined financial information would result in a $1 million change in annual interest expense on a pre-tax basis.

The senior unsecured notes have been allocated between PBG and PAS based upon the respective cash portions of the purchase price attributable to each of the mergers.

The following table depicts the effect of the debt issued in connection with the mergers and the effect of the estimated increase in fair value of PBG’s and PAS’ historical debt.

	Principal	Weighted- Average Interest Rate	Weighted- Average Term of Debt	Interest Expense (52 weeks)
PBG:
Senior unsecured notes	$2,793	3.76%	1.5-30 years	$105
Financing costs associated with the issuance of the senior unsecured notes (a)				1
Elimination of Lebedyansky debt (b)	(75)			—
Elimination of note payable to PR Beverages	(10)			—
Increase in fair value of PBG’s debt (c)	656			(125)

Total pro forma adjustments	$3,364			$(19)

PAS:
Senior unsecured notes	$1,020	3.76%	1.5-30 years	$38
Financing costs associated with the issuance of the senior unsecured notes (a)				1
Increase in fair value of PAS’ debt (c)	150			(43)

Total pro forma adjustments	$1,170			$(4)

PBG and PAS:
Senior unsecured notes	$3,813	3.76%	1.5-30 years	$143
Financing costs associated with the issuance of the senior unsecured notes (a)				2
Elimination of Lebedyansky debt (b)	(75)			—
Elimination of note payable to PR Beverages	(10)			—
Increase in fair value of PBG’s and PAS’ debt (c)	806			(168)

Total pro forma adjustments	$4,534			$(23)

a)	The fees associated with the issuance of the senior unsecured notes of $18 million ($13 million pertaining to PBG and $5 million pertaining to PAS) are reflected as a decrease to cash and an increase to deferred debt issuance costs, which is a component of other assets.

b)	During the first quarter of 2009, PBG issued a ruble-denominated three-year note with an interest rate of 10% to Lebedyansky. This receivable was reflected in PBG’s other assets.
c)	As of the closing date of the mergers, debt is required to be remeasured at fair value. Based on publicly-quoted market prices, the estimated fair value of PBG’s and PAS’ long-term debt as of February 26, 2010 was $6.2 billion and $2.1 billion, respectively. The related reduction in interest expense pertains to the amortization of these fair value adjustments over the estimated remaining lives of such debt.

9)	Pension and Postretirement Benefits

As of the closing date of the mergers, the pension and postretirement liabilities of such plans are required to be recorded at funded status, with the previously unrecognized prior service cost and unrealized gains/losses eliminated from equity.

The adjustment reflects an increase of $203 million to the unfunded status of PBG’s pension and postretirement plans and an increase of $28 million to the unfunded status of PAS’ pension and postretirement plans. The adjustment also reflects the elimination of the unamortized prior service cost and unamortized actuarial loss of $441 million related to PBG’s pension and postretirement plans and $51 million related to PAS’ pension and postretirement plans.

Additionally, related pro forma adjustments to selling, general and administrative expenses to exclude amounts previously amortized on PBG’s and PAS’ historical statements of income are as follows:

	52 Weeks
	PBG	PAS
Amortization of prior service cost	$(6)	$(1)
Recognized actuarial loss	(37)	(3)

	$(43)	$(4)

10)	Income Taxes

Represents the estimated deferred income tax liability to be recorded by PepsiCo as part of the accounting for the mergers, based on the United States federal statutory tax rate of 35% multiplied by the fair value adjustments made to certain assets acquired and liabilities assumed, primarily as indicated below. The pro forma adjustment to record deferred taxes as part of the accounting for the mergers was computed as follows:

	PBG	PAS	Total
Estimated fair value adjustment of identifiable intangible assets acquired	$3,397	$3,057	$6,454
Estimated fair value adjustment of inventory acquired	320	73	393
Estimated fair value adjustment of property, plant and equipment acquired	1,118	274	1,392
Estimated fair value adjustment of debt obligations assumed	(656)	(150)	(806)
Estimated fair value adjustment of pension and postretirement plans acquired	(203)	(28)	(231)

Total estimated fair value adjustments of net assets acquired	$3,976	$3,226	$7,202

Net deferred tax liabilities associated with the estimated fair value adjustments of net assets acquired, at 35%	$1,392	$1,129	$2,521

For purposes of this unaudited pro forma condensed combined financial information, the United States federal statutory tax rate of 35% has been used for all periods presented. This rate does not reflect PepsiCo’s effective tax rate, which includes other tax items, such as state and foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

PepsiCo intends to permanently reinvest the international earnings of both PBG and PAS and, accordingly, has not recorded deferred taxes on these amounts.

11)	Investments in Noncontrolled Affiliates

PBG

Represents a pro forma adjustment to record PepsiCo’s estimated gain of $752 million as a result of remeasuring its previously held equity interest in PBG, Bottling Group, LLC and PR Beverages.

PAS

Represents a pro forma adjustment to record PepsiCo’s estimated gain of $206 million as a result of remeasuring its previously held equity interest in PAS and Sandora.

FASB guidance on accounting for business combinations requires that an acquirer remeasure its previously held equity interest in an acquiree at its acquisition date fair value and recognize the resulting gain or loss in earnings. The estimated gain is calculated based upon the merger date fair value of PBG and PAS. Because the above pro forma adjustments will not have a continuing impact, they are excluded from the unaudited pro forma condensed combined statement of income but are reflected as adjustments to goodwill and retained earnings in the unaudited pro forma condensed combined balance sheet.

Additionally, PepsiCo’s previously held equity interests in PBG, Bottling Group, LLC, PR Beverages, PAS and Sandora, as well as PBG’s previously held equity interest in Lebedyansky, have been eliminated as follows:

	Debit/(Credit)
	For the 52 Weeks ended December 26, 2009
	PBG	PAS
Cost of sales	$(5)	$3
Selling, general and administrative expenses	$40	$(3)
Bottling equity income	$260	$76
Net income attributable to noncontrolling interests	$(101)	$3

	As of December 26, 2009
	PBG	PAS
PepsiCo’s investments in noncontrolled affiliates	$(1,962)	$(1,272)
PBG’s investment in Lebedyansky	$(619)	$—
Accumulated other comprehensive loss	$(199)	$(201)
Deferred income taxes	$(23)	$270
Adjustment to capital in excess of par value	$(58)	$—
Noncontrolling interests	$1,658	$200
Retained earnings	$(752)	$(206)

12)	Related Party Transactions

Reflects the elimination of PepsiCo’s concentrate sales and finished goods to PBG and PAS, related profit in inventory, royalty income for use of certain PepsiCo trademarks by PBG and PAS, bottler incentives for direct marketing and advertising support, manufacturing services in connection with the production of certain finished beverage products, procurement services provided by PepsiCo to PBG and PAS, allocation of overhead and other adjustments. In addition, the adjustments reflect the elimination of PepsiCo’s sales to PBG and PBG’s purchases of Frito-Lay snack food products for sale and distribution in Russia. The related accounts receivable and accounts payable in connection with the above transactions have also been eliminated. These related party transactions have been eliminated as of and for the 52 weeks ended December 26, 2009. While PAS’ reporting calendar differs from PepsiCo’s and PBG’s, the impact of these calendar differences is not material.

The adjustments do not reflect an elimination for purchases of concentrate and/or finished goods between PBG or PAS and PepsiCo’s respective joint ventures with Unilever and Starbucks, which are accounted for by PepsiCo under the equity method of accounting, as such transactions are expected to continue on an arms-length basis subsequent to the mergers.

Related party transactions between PBG and PAS are immaterial.

The impact of each of the above items is reflected as an adjustment to the unaudited pro forma condensed combined statement of income and balance sheet as follows:

	Debit/(Credit)
	For the 52 Weeks ended December 26, 2009
	PBG	PAS
Net revenue (a)	$2,809	$995
Cost of sales (b)	$(2,825)	$(1,012)
Selling, general and administrative expenses (c)	$37	$9

	As of December 26, 2009
	PBG	PAS
Accounts and notes receivable	$(334)	$(74)
Accounts payable and other current liabilities	$334	$74
Inventories (d)	$(171)	$(36)

a)	Primarily includes sales of concentrate, sales of finished products, bottler incentives, royalty fees and manufacturing and national account services.
b)	Primarily includes purchases of concentrate, purchases of finished products, bottler incentives, royalty fees and fountain service fees.
c)	Primarily includes bottler incentives, purchases of advertising materials, fountain service fees and purchases from Frito-Lay.
d)	Reflects the elimination of profit in inventory.